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      EXHIBIT 12.1

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES


                                                     VFI                     Predecessor/PFGI              Predecessor          PFGI
                                            -------------------   -------------------------------------   ------------  ------------
                                            52 Weeks   42 Weeks   10 Weeks                                Three Months  Three Months
                                               Ended      Ended      Ended       Year Ended July 31,             Ended         Ended
                                            July 31,    May 22,   July 31,   --------------------------    October 31,   October 31,
                                                2000       2001       2001     2002     2003     2004             2003          2004
                                            --------   --------    -------   -------  -------  --------         ------       -------
                                                                                 (In thousands)
Fixed charges as defined:
    Interest expense                        $ 52,088   $ 42,163    $ 3,342   $14,513  $11,592  $ 35,550         $2,347       $18,833
    One-third of non-cancelable lease rent     1,149      1,329        248     1,473    1,119     1,163            313           344

                                            --------   --------    -------   -------  -------  --------         ------       -------
    Total fixed charges (A)                   53,237     43,492      3,590    15,986   12,711    36,713          2,660        19,177
                                            ========   ========    =======   =======  =======  ========         ======       =======


Earnings as defined:
    Pretax income (loss)                     (40,661)   (50,549)    (8,897)   16,112   13,964   (91,650)         5,699         1,132
    Add fixed charges                         53,237     43,492      3,590    15,986   12,711    36,713          2,660        19,177

                                            --------   --------    -------   -------  -------  --------         ------       -------
    Earnings and fixed charges (B)            12,576     (7,057)    (5,307)   32,098   26,675   (54,937)         8,359        20,309
                                            ========   ========    =======   =======  =======  ========         ======       =======

Ratio of earnings to fixed charges: (B/A)       NM(1)      NM(1)      NM(2)     2.01     2.10      NM(2)          3.14          1.06


      (1) VFI's earnings for the 52 weeks ended July 31, 2000 and the 42 weeks ended May 22, 2001, were insufficient to cover fixed charges by $40.7 and $50.5 million, respectively.

      (2) The Predecessor's earnings for the 10 weeks ended July 31, 2001 were insufficient to cover fixed charges by $8.9 million. PFGI's earnings for the year ended July 31, 2004 were insufficient to cover fixed charges by $91.7 million.